Exhibit 99.1

RELEASE 8:00 AM – January 25, 2012

CONTACT:         Susan Munhall, Investor Relations

                               Hudson City Bancorp, Inc.

                               West 80 Century Road, Paramus, New Jersey 07652

TELEPHONE:    (201) 967-8290

E-MAIL:              smunhall@hcsbnj.com

HUDSON CITY BANCORP, INC. REPORTS QUARTERLY RESULTS

DECLARED QUARTERLY CASH DIVIDEND OF $0.08 PER SHARE

Paramus, New Jersey, January 25, 2012—Hudson City Bancorp, Inc. (NASDAQ: HCBK), the holding company for Hudson City Savings Bank, reported a net loss of $360.5 million or $0.73 per share for the quarter ended December 31, 2011 as compared to net income of $121.2 million or $0.25 per diluted share for the quarter ended December 31, 2010. This loss was due to the previously announced debt extinguishments which resulted in an after-tax charge of $416.8 million. Operating earnings and diluted operating earnings per share (non-GAAP measures) were $58.6 million and $0.12, respectively, for the fourth quarter of 2011. Operating earnings were adversely affected during the fourth quarter by the elevated levels of liquidity that were held in overnight funds with an average yield of 0.28%. These funds were used to fund the debt extinguishments in December 2011. Please see the attached Reconciliation of GAAP and Operating Earnings for a reconciliation of operating earnings to the Company’s earnings reported in accordance with U.S. generally accepted accounting principles.

Financial highlights for the fourth quarter of 2011 are as follows:

•	The Board of Directors declared a quarterly cash dividend of $0.08 per share payable on February 28, 2012 to shareholders of record on February 10, 2012.

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The Bank extinguished $4.3 billion of structured putable borrowings with a weighted average cost of 4.21%. The extinguishment of the borrowings was funded primarily by the Company’s existing cash position. This cash position was the result of the calls of investment securities and, to a lesser extent, prepayments on mortgage-related assets. The debt extinguishment reduced after-tax earnings by approximately $416.8 million for the fourth quarter of 2011.

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Our net interest rate spread and net interest margin were 1.51% and 1.73%, respectively, for the fourth quarter of 2011 as compared to 1.76% and 1.97%, respectively, for the linked third quarter of 2011. Net interest income, the interest rate spread and net interest margin were adversely affected during the fourth quarter by the elevated levels of liquidity that were held in overnight funds with an average yield of 0.28%. These funds were used to fund the debt extinguishments in December 2011.

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For the year ended December 31, 2011 we had a net loss of $736.0 million as compared to net income of $537.2 million for 2010. Operating earnings amounted to $332.5 million, or $0.67 per diluted share, for 2011 as compared to $537.2 million, or $1.09 per diluted share, for 2010. Please see the attached Reconciliation of GAAP and Operating Earnings for a reconciliation of operating earnings to the Company’s earnings reported in accordance with U.S. generally accepted accounting principles.

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The provision for loan losses amounted to $25.0 million for the fourth quarter of 2011, unchanged from the linked third quarter of 2011. Charge-offs amounted to $20.0 million for the fourth quarter of 2011 and $18.6 million for the linked third quarter of 2011.

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Borrowings amounted to $15.08 billion at December 31, 2011, a decrease of $5.15 billion from September 30, 2011 and a decrease of $14.6 billion from December 31, 2010. At December 31, 2011, structured borrowings amounted to $7.93 billion and fixed-rate, fixed-maturity borrowings amounted to $7.15 billion. Structured borrowings amounted to $29.08 billion at December 31, 2010.

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The Bank’s Tier 1 leverage capital ratio increased to 8.83% at December 31, 2011 from 8.77% at September 30, 2011. The ratio of shareholders’ equity to total assets was 10.05% at December 31, 2011 as compared to 9.01% at December 31, 2010.

Ronald E. Hermance, Jr., Chairman and Chief Executive Officer commented, “Our net loss for the quarter was a result of the previously announced extinguishment of structured borrowings. During the past year, the low interest rate environment resulted in elevated levels of liquidity as borrowers prepaid or refinanced their mortgage loans and we experienced a significant increase in the calls of our investment securities. Our options for reinvesting this excess liquidity were limited since the yields available on mortgage-related assets remained at or near historical low levels and we did not believe it would be prudent to put such long-term assets on our balance sheet. As we considered our options for this excess liquidity, we decided that the best long-term solution would be to reduce the amount of borrowings on our balance sheet and therefore we repaid $4.3 billion of structured borrowings. This reduced our total assets to $45.36 billion and reduced the amount of interest rate risk inherent in our balance sheet while having no significant effect on our regulatory capital ratios. The considerable difference in the interest rates we previously earned on the loans and securities that were prepaid compared to Federal funds and other overnight deposits that we held during the quarter and that were used to extinguish the borrowings in December 2011, also contributed to the decline in our operating earnings.”

Mr. Hermance continued, “This extinguishment of debt in the fourth quarter and the restructuring transaction in the first quarter of 2011 were designed to strengthen our balance sheet for the future and improve our net interest margin. To that end, we made great strides in 2011 to meet the future head-on by shrinking our balance sheet, reducing our levels of interest rate risk, increasing our Tier 1 leverage capital ratio and increasing staffing levels in critical areas. We believe it is now critical for Hudson City to focus on the longer-term opportunities that will be available when economic conditions normalize. Patience will be rewarded. Our focus will remain on positioning our balance sheet and adjusting our business model for future growth. In the short term, the announced increase in government-sponsored enterprise (“GSE”) fees in the second quarter of 2012 should make portfolio lenders more competitive in the marketplace. Longer term, an improved economy and a sensible resolution of the GSEs will provide Hudson City with significant opportunities to grow our residential business.”

For the year ended December 31, 2011, the Bank reported a net loss of $736.0 million as compared to net income of $537.2 million for the year ended December 31, 2010. Net loss per share was $1.49 for the year ended December 31, 2011 as compared to diluted earnings per share of $1.09 for the same period in 2010. In addition to the debt extinguishments in the fourth quarter of 2011, the Bank completed a restructuring of its balance sheet (the “Restructuring Transaction”) in the first quarter of 2011 which resulted in the extinguishment of $12.5 billion of structured putable borrowings with an average cost of 3.56%. The extinguishment of the borrowings in the Restructuring Transaction was funded by the sale of $8.66 billion of securities with an average yield of 3.20% and re-borrowing $5.00 billion of short-term fixed-maturity borrowings with an average cost of 0.66%. The Restructuring Transaction and the extinguishment of debt during the fourth quarter of 2011, (collectively referred to as the “Transactions”), reduced after-tax earnings by $1.07 billion. Operating earnings and diluted operating earnings per share were $332.5 million and $0.67, respectively, for the year ended December 31, 2011 as compared to $537.2 million and $1.09, respectively, for the same period in 2010. Please see the attached Reconciliation of GAAP and Operating Earnings for a reconciliation of operating earnings to the Company’s earnings reported in accordance with U.S. generally accepted accounting principles.

Statement of Financial Condition Summary

Total assets decreased $15.81 billion, or 25.8%, to $45.36 billion at December 31, 2011 from $61.17 billion at December 31, 2010. The decrease in total assets reflected a $10.75 billion decrease in total mortgage-backed securities, a $3.48 billion decrease in total investment securities, a $1.64 billion decrease in net loans and a $454.9 million increase in other assets. The increase in other assets is due primarily to an increase in current and deferred tax assets related to tax benefits from the loss on the Transactions.

Our net loans decreased $1.64 billion during the year ended December 31, 2011 to $29.14 billion. The decrease in loans primarily reflects reduced levels of loan originations and purchases as well as elevated levels of loan repayments during 2011 as a result of continued low market interest rates. Historically our focus has been on loan portfolio growth through the origination of one- to four-family first mortgage loans in New Jersey, New York, Pennsylvania and Connecticut and, to a lesser extent, the purchases of mortgage loans. During 2011, we originated $4.93 billion and purchased $344.8 million of loans, compared to originations of $5.83 billion and purchases of $764.3 million for 2010. The originations and purchases of loans were offset by principal repayments of $6.71 billion in 2011, as compared to $7.26 billion for 2010.

Loan originations declined for the year ended December 31, 2011 as compared to the same period in 2010, reflecting reduced demand for mortgage loans as a result of the conditions in the housing market and the general economy. In addition, elevated levels of refinancing activity caused by low market interest rates have caused increased levels of repayments to continue during 2011. Our loan purchase activity has also declined as sellers from whom we have historically purchased loans are either retaining these loans in their own portfolios or selling them to the GSEs.

Total mortgage-backed securities decreased $10.75 billion during the year ended December 31, 2011 to $13.29 billion. The decrease was due primarily to the sale of $8.96 billion of securities, substantially all of which were sold as part of the Restructuring Transaction. The decrease in mortgage-backed securities also reflected repayments of $4.71 billion which were partially offset by purchases of $3.05 billion of mortgage-backed securities issued by GSEs.

Investment securities decreased $3.48 billion due to the calls of these securities during 2011. The proceeds from the calls were invested in Federal funds and other overnight deposits until they were used in December 2011 as part of our extinguishment transaction.

Total liabilities decreased $14.86 billion, or 26.7%, to $40.80 billion at December 31, 2011 from $55.66 billion at December 31, 2010. The decrease in total liabilities primarily reflected a $14.6 billion decrease in borrowed funds.

Borrowings amounted to $15.08 billion at December 31, 2011 as compared to $29.68 billion at December 31, 2010. The decrease in borrowed funds was primarily a result of the Transactions. As part of the Transactions, we paid off $16.8 billion of structured putable borrowings and re-borrowed $5.0 billion of new short-term fixed-maturity borrowings. In addition, approximately $4.20 billion of borrowings matured during 2011 and were repaid. The extinguishment of structured putable borrowings was a necessary step in our efforts to reduce our interest rate risk and eliminate some of the liquidity uncertainties of borrowings that are putable at the discretion of the lender.

At December 31, 2011 and 2010, borrowings consisted of the following:

	December 31, 2011		December 31, 2010
		Weighted		Weighted
		Average		Average
	Principal	Rate	Principal	Rate
	(Dollars in thousands)
Structured borrowings:
Quarterly put option	$3,325,000	4.40%	$24,125,000	3.94%
One-time put option	4,600,000	4.52	4,950,000	4.44

	7,925,000	4.47	29,075,000	4.03

Fixed-rate/fixed-maturity borrowings	7,150,000	3.21	600,000	3.47

Total borrowed funds	$15,075,000	3.87%	$29,675,000	4.02%

The Company had two collateralized borrowings in the form of repurchase agreements totaling $100.0 million with Lehman Brothers, Inc. Lehman Brothers, Inc. is currently in liquidation under the Securities Industry Protection Act (“SIPA”). Mortgage-backed securities with an amortized cost of approximately $114.1 million were pledged as collateral for these borrowings and we demanded the return of this collateral. The trustee for the SIPA liquidation of Lehman Brothers, Inc. (the “Trustee”) notified the Company in the fourth quarter of 2011 that it no longer holds these securities and considers our claim to be approximately $13.9 million representing the excess of the market value of the collateral over the $100 million repurchase price. While we dispute the Trustee’s calculation of the claim, as a result of the Trustee’s position, we removed the mortgage-backed securities and the borrowings from our balance sheet and recorded the net amount as a receivable included in other assets (the “Net Claim”). While we intend to pursue full recovery of our Net Claim, we established a reserve of $3.9 million against the receivable balance at December 31, 2011. There can be no assurances as to the amount of the final settlement of this transaction.

Total shareholders’ equity decreased $949.8 million to $4.56 billion at December 31, 2011 from $5.51 billion at December 31, 2010. The decrease was primarily due to the net loss of $736.0 million for the year ended December 31, 2011. The decrease was also due to cash dividends paid to common shareholders of $192.7 million and a $45.7 million decrease in accumulated other comprehensive income to $39.7 million. At December 31, 2011, our shareholders’ equity to asset ratio was 10.05% and our book value per share was $9.20.

The accumulated other comprehensive income of $39.7 million at December 31, 2011 included an $89.3 million after-tax net unrealized gain on securities available for sale ($150.9 million pre-tax) and a $49.6 million after-tax accumulated other comprehensive loss related to the funded status of our employee benefit plans. The accumulated other comprehensive income of $85.4 million at December 31, 2010 included a $117.3 million after-tax net unrealized gain on securities available for sale ($198.3 million pre-tax), partially offset by a $31.9 million after-tax accumulated other comprehensive loss related to the funded status of our employee benefit plans.

Statement of Income Summary

The Federal Open Market Committee of the Board of Governors of the Federal Reserve System (the “FOMC”) noted that the economy expanded moderately in 2011. The FOMC noted that recent indicators point to some improvement in overall labor market conditions, although the unemployment rate remains at elevated levels. The national unemployment rate decreased to 8.5% in December 2011 from 9.1% in September 2011 and from 9.4% in December 2010. The FOMC noted that household spending has continued to advance, but business fixed investment appears to be increasing at a slower pace and the housing sector continues to be depressed. As a result, the FOMC decided to continue its program to extend the average maturity of its holdings of securities as announced in September. The FOMC also indicated in September 2011, that the overnight lending rate would remain at zero to 0.25% through at least mid-2013. The decision to leave the overnight lending rate unchanged has kept short-term market interest rates at low levels during 2011. The yields on mortgage-related assets have also remained at low levels during the same period. The actions commenced by the FOMC have placed additional downward pressure on our net interest margin as our interest-earning assets continue to re-price.

Net interest income decreased $44.8 million, or 17.8%, to $207.0 million for the fourth quarter of 2011 as compared to $251.8 million for the fourth quarter of 2010. Our net interest rate spread increased to 1.51% for the fourth quarter of 2011 as compared to 1.48% for the fourth quarter of 2010 but decreased 25 basis points from the linked third quarter of 2011. Our net interest margin remained unchanged at 1.73% for the both the fourth quarter of 2011 and 2010, respectively, but decreased 24 basis points from the linked third quarter of 2011.

Net interest income decreased $209.9 million, or 17.6%, to $980.9 million for 2011 as compared to $1.19 billion for 2010. During 2011, our net interest rate spread decreased 10 basis points to 1.67% and our net interest margin decreased 12 basis points to 1.89% as compared to 2010.

The decrease in our net interest margin during the fourth quarter of 2011 from the linked third quarter reflected the elevated levels of liquidity provided by the calls of investment securities and repayments of mortgage-related assets. These funds were invested in Federal funds and other overnight deposits with an average yield of 0.28% until they were used to extinguish borrowings with an average cost of 4.21% in December 2011. The average balance of Federal funds sold and other overnight deposits amounted to $3.44 billion during the fourth quarter of 2011 as compared to $1.20 billion for the linked third quarter. Our net interest margin decreased for the year ended 2011 as compared to the same period in 2010. This decrease was due primarily to the low market interest rates that resulted in lower yields on our mortgage-related interest-earning assets as customers refinanced to lower mortgage rates and our new loan production and asset purchases were at the current low market interest rates. Mortgage-related assets represented 89.0% of our average interest-earning assets during the 2011 fourth quarter.

Total interest and dividend income for the fourth quarter of 2011 decreased $170.4 million, or 26.5%, to $472.8 million from $643.2 million for the fourth quarter of 2010. The decrease in total interest and dividend income was due to a decrease in the average balance of total interest-earning assets of $10.87 billion, or 18.4%, to $48.23 billion for the fourth quarter of 2011 from $59.10 billion for the fourth quarter of 2010. The decrease in total interest and dividend income was also due to a decrease of 43 basis points in the annualized weighted-average yield on total interest-earning assets to 3.92% for the fourth quarter of 2011 from 4.35% for the quarter ended December 31, 2010, reflecting lower market interest rates. The decrease in the average balance of total interest-earning assets was due primarily to the Transactions.

Total interest and dividend income for the year ended December 31, 2011 decreased $616.9 million, or 22.2%, to $2.17 billion from $2.78 billion for the year ended December 31, 2010. The decrease in total interest and dividend income was primarily due to a decrease in the average balance of total interest-earning assets of $7.47 billion, or 12.6%, to $51.80 billion for the year ended December 31, 2011 from $59.27 billion for the same period in 2010. The decrease in total interest and dividend income was also due to a decrease of 52 basis points in the annualized weighted-average yield on total interest-earning assets to 4.18% for the year ended December 31, 2011 from 4.70% for the year ended December 31, 2010. The decrease in the average balance of total interest-earning assets was due primarily to the effects of the Transactions.

Interest on first mortgage loans decreased $41.6 million to $354.0 million for the fourth quarter of 2011 from $395.6 million for the fourth quarter of 2010. This decrease was primarily due to a 28 basis point decrease in the weighted-average yield to 4.84% for the quarter ended December 31, 2011 from 5.12% for the quarter ended December 31, 2010. The decrease in interest income on mortgage loans was also due to a $1.67 billion decrease in the average balance of first mortgage loans to $29.24 billion for the fourth quarter of 2011 from $30.91 billion for the same quarter in 2010. The decrease in the average yield earned was due to lower market interest rates on mortgage products and also due to the continued mortgage refinancing activity. During the fourth quarter of 2011, existing mortgage customers refinanced or recast approximately $1.43 billion in mortgage loans with a weighted average rate of 5.19% to a new weighted average rate of 4.07%.

For the year ended December 31, 2011, interest on first mortgage loans decreased $174.0 million, or 10.4%, to $1.49 billion from $1.67 billion for the year ended December 31, 2010. This was primarily due to a 29 basis point decrease in the weighted-average yield to 5.02% for the year ended December 31, 2011 from 5.31% for the year ended December 31, 2010. The decrease in interest income on mortgage loans was also due to a $1.68 billion decrease in the average balance of first mortgage loans to $29.72 billion for the year ended December 31, 2011 from $31.40 billion for the same period in 2010. Refinancing activity, which resulted in continued elevated levels of loan repayments, also had an impact on the average balance of our first mortgage loans during the year ended December 31, 2011. During the year ended December 31, 2011, existing mortgage customers refinanced or recast approximately $3.52 billion in mortgage loans with a weighted average rate of 5.33% to a new weighted average rate of 4.25%.

Interest on mortgage-backed securities decreased $93.2 million to $97.9 million for the fourth quarter of 2011 from $191.1 million for the fourth quarter of 2010. This decrease was due to a $7.31 billion decrease in the average balance of mortgage-backed securities to $13.68 billion during the fourth quarter of 2011 from $20.99 billion during the fourth quarter of 2010. The decrease in interest on mortgage-backed securities was also due to a 78 basis point decrease in the weighted-average yield to 2.86% for the fourth quarter of 2011 from 3.64% for the fourth quarter of 2010. The decrease in the average balance of mortgage-backed securities was due primarily to the effects of the Restructuring Transaction as well as continued elevated levels of principal prepayments as market interest rates remained low.

Interest on mortgage-backed securities decreased $337.0 million to $514.6 million for the year ended December 31, 2011 from $851.6 million for the year ended December 31, 2010. This decrease was due primarily to a 98 basis point decrease in the weighted-average yield to 3.16% during 2011 from 4.14% for 2010. The decrease in interest income on mortgage-backed securities was also due to a $4.26 billion decrease in the average balance of mortgage-backed securities to $16.30 billion during 2011 from $20.56 billion for the same period in 2010. The decrease in the average balance of mortgage-backed securities was due primarily to the effects of the Restructuring Transaction as well as elevated levels of principal prepayments as market interest rates remained low.

The decrease in the weighted average yield on mortgage-backed securities is a result of lower yields on securities purchased during 2010 when market interest rates were lower than the yield earned on the existing portfolio.

Interest on investment securities decreased $29.4 million to $7.2 million for the fourth quarter of 2011 as compared to $36.6 million for the fourth quarter of 2010. This decrease was due to a $3.47 billion decrease in the average balance of investment securities to $894.4 million for the fourth quarter of 2011 from $4.37 billion for the fourth quarter of 2010. The decrease in the average balance was due to the calls of $3.4 billion of investment securities during 2011. In addition, the average yield earned on investment securities decreased 12 basis points to 3.24% for the fourth quarter of 2011 as compared to 3.36% for the fourth quarter of 2010 as the higher-yielding securities were called first.

For the year ended December 31, 2011, interest on investment securities decreased $97.6 million to $101.1 million as compared to $198.7 million for the year ended December 31, 2010. This decrease was due to a $1.97 billion decrease in the average balance of investment securities to $3.02 billion for 2011 from $4.99 billion for 2010. In addition, the average yield of investment securities decreased 63 basis points to 3.35% for 2011 as compared to 3.98% for the same period in 2010 as the higher-yielding securities were called first.

Dividends on FHLB stock decreased $6.9 million, or 47.9%, to $7.5 million for the fourth quarter of 2011 as compared to $14.4 million for the fourth quarter of 2010. This decrease was due primarily to a 215 basis point decrease in the average dividend yield earned to 4.45% as compared to 6.60% for the fourth quarter of 2010. The decrease in the dividends on FHLB stock was also due to a $198.0 million decrease in the average balance of FHLB stock to $677.7 million for the fourth quarter of 2011 from $875.7 million for the fourth quarter of 2010.

Dividends on FHLB stock decreased $7.3 million, or 15.8%, to $38.8 million for the year ended December 31, 2011 as compared to $46.1 million for the comparable period in 2010. This decrease was due primarily to a $108.4 million decrease in the average balance of FHLB stock to $770.3 million for 2011 from $878.7 million for the same period in 2010. In addition, the average dividend yield earned decreased to 5.04% for 2011 from 5.25% for 2010.

Interest on Federal funds sold amounted to $2.5 million for the fourth quarter of 2011 as compared to $985,000 for the fourth quarter of 2010. The average balance of Federal funds sold amounted to $3.44 billion for the fourth quarter of 2011 as compared to $1.62 billion for the fourth quarter of 2010. The yield earned on Federal funds sold was 0.28% for the 2011 fourth quarter and 0.24% for the 2010 fourth quarter.

Interest on Federal funds sold amounted to $4.4 million for the year ended December 31, 2011 as compared to $2.6 million for the year ended December 31, 2010. The average balance of Federal funds sold amounted to $1.67 billion for 2011 as compared to $1.10 billion for the same period in 2010. The yield earned on Federal funds sold was 0.26% for the year ended December 31, 2011 and 0.24% for the year ended December 31, 2010.

The increase in the average balance of Federal funds sold for the fourth quarter of 2011 and the year ended December 31, 2011 is primarily due to the timing of the extinguishment of borrowings in the Transactions relative to the timing of the receipt of the proceeds from securities sales, calls of investment securities and payments received on mortgage-related assets that were used to fund the extinguishments.

Total interest expense for the quarter ended December 31, 2011 decreased $125.5 million, or 32.1%, to $265.9 million from $391.4 million for the quarter ended December 31, 2010. This decrease was primarily due to a $10.25 billion, or 19.0%, decrease in the average balance of total interest-bearing liabilities to $43.83 billion for the quarter ended December 31, 2011 as compared with $54.08 billion for the quarter ended December 31, 2010. The decrease in the average balance of total interest-bearing liabilities was due to the reduction of total borrowings as part of the Transactions. The decrease in total interest expense was also due to a 46 basis point decrease in the weighted-average cost of total interest-bearing liabilities to 2.41% for the quarter ended December 31, 2011 compared with 2.87% for the quarter ended December 31, 2010.

For the year ended December 31, 2011, total interest expense decreased $407.0 million, or 25.5%, to $1.19 billion from $1.59 billion for the year ended December 31, 2010. This decrease was primarily due to a $7.06 billion, or 13.0%, decrease in the average balance of total interest-bearing liabilities to $47.34 billion for the year ended December 31, 2011 from $54.40 billion for the year ended December 31, 2010. The decrease in the average balance of total interest-bearing liabilities was primarily due to the reduction of total borrowings as part of the Transactions. The decrease in total interest expense was also due to a 42 basis point decrease in the weighted-average cost of total interest-bearing liabilities to 2.51% for the year ended December 31, 2011 compared with 2.93% for the year ended December 31, 2010.

Interest expense on deposits decreased $7.9 million, or 9.2%, to $78.3 million for the fourth quarter of 2011 from $86.2 million for the fourth quarter of 2010. This decrease is due to a decrease in the average cost of interest-bearing deposits of 16 basis points to 1.25% for the fourth quarter of 2011 as compared to 1.41% for the fourth quarter of 2010. The effect of the decrease in the average cost of deposits was partially offset by a $499.8 million increase in the average balance of interest-bearing deposits to $24.82 billion during the fourth quarter of 2011 as compared to $24.32 billion for the fourth quarter of 2010.

For the year ended December 31, 2011, interest expense on deposits decreased $47.8 million, or 12.7%, to $328.5 million from $376.3 million for the year ended December 31, 2010. This decrease is due to a decrease in the average cost of interest-bearing deposits of 22 basis points to 1.32% for the year ended December 31, 2011 as compared to 1.54% for 2010. The effect of the decrease in the average cost of deposits was partially offset by a $372.1 million increase in the average balance of interest-bearing deposits to $24.86 billion during 2011 as compared to $24.49 billion for 2010.

The decrease in the average cost of deposits during 2011 reflected lower market interest rates. At December 31, 2011, time deposits scheduled to mature within one year totaled $8.85 billion with an average cost of 1.24%. These time deposits are scheduled to mature as follows: $3.69 billion with an average cost of 1.15% in the first quarter of 2012, $2.10 billion with an average cost of 1.03% in the second quarter of 2012, $1.46 billion with an average cost of 1.39% in the third quarter of 2012 and $1.60 billion with an average cost of 1.55% in the fourth quarter of 2012. Based on our deposit retention experience and current pricing strategy, we anticipate that a significant portion of these time deposits will remain with us as renewed time deposits or as transfers to other deposit products at the prevailing rate.

Interest expense on borrowed funds decreased $117.6 million to $187.6 million for the fourth quarter of 2011 from $305.2 million for the fourth quarter of 2010. This decrease was primarily due to a $10.75 billion decrease in the average balance of borrowed funds to $19.01 billion for the fourth quarter of 2011 as compared to $29.76 billion for the fourth quarter of 2010. This decrease was also due to a 15 basis point decrease in the weighted-average cost of borrowed funds to 3.92% for the fourth quarter of 2011 as compared to 4.07% for the fourth quarter of 2010. The decrease in the average balance and cost of our borrowings is due to the effects of the Transactions.

For the year ended December 31, 2011 interest expense on borrowed funds decreased $359.1 million to $858.2 million as compared to $1.22 billion for the year ended December 31, 2010. This decrease was primarily due to a $7.43 billion decrease in the average balance of borrowed funds to $22.48 billion for 2011 from $29.91 billion for 2010. This decrease was also due to a 25 basis point decrease in the weighted-average cost of borrowed funds to 3.82% for 2011 as compared to 4.07% for 2010. The decrease in the average balance and cost of our borrowings is due to the effects of the Transactions.

Borrowings amounted to $15.08 billion at December 31, 2011 with an average cost of 3.87%. Borrowings scheduled to mature over the next 12 months are as follows: $900.0 million with an average cost of 0.98% in the first quarter of 2012, $750.0 million with an average cost of 0.74% in the second quarter of 2012 and $750.0 million with an average cost of 0.85% in the third quarter of 2012 and $500.0 million with an average cost of 0.98% in the fourth quarter of 2012.

The provision for loan losses amounted to $25.0 million for the quarter ended December 31, 2011 as compared to $45.0 million for the quarter ended December 31, 2010. The decrease in our provision for loan losses during the fourth quarter of 2011 as compared to the same period in 2010 was a result of a stabilization in both the level of charge-offs and the growth rate of non-performing loans as well as a decrease in the size of the loan portfolio. Non-performing loans, defined as non-accruing loans and accruing loans delinquent 90 days or more, amounted to $1.02 billion at December 31, 2011 compared with $871.3 million at December 31, 2010. The ratio of non-performing loans to total loans was 3.48% at December 31, 2011 compared with 2.82% at December 31, 2010. The highly publicized foreclosure issues that have recently affected the nation’s largest mortgage loan servicers have resulted in greater bank regulatory, court and state attorney general scrutiny. As a result, our foreclosure process and the time to complete a foreclosure have continued to be extended. We continue to experience a time frame to repayment or foreclosure ranging from 30 to 36 months from the initial non-performing period. This protracted foreclosure process delays our ability to resolve non-performing loans through the sale of the underlying collateral and our ability to maximize any recoveries.

Loans delinquent 30 to 59 days amounted to $427.2 million at December 31, 2011 as compared to $418.9 million at December 31, 2010. Loans delinquent 60 to 89 days amounted to $187.4 million at December 31, 2011 as compared to $193.2 million at December 31, 2010. The allowance for loans losses amounted to $273.8 million at December 31, 2011 as compared to $236.6 million at December 31, 2010. The allowance for loan losses as a percent of total loans and as a percent of non-performing loans was 0.93% and 26.77% respectively at December 31, 2011, as compared to 0.77% and 27.15%, respectively at December 31, 2010.

Net charge-offs amounted to $20.0 million for the quarter ended December 31, 2011 as compared to net charge-offs of $24.7 million for the same quarter in 2010. The ratio of net charge-offs to average loans was 0.27% for the quarter ended December 31, 2011 as compared to 0.32% for the same period in 2010. For the year ended December 31, 2011, net charge-offs amounted to $82.8 million as compared to $98.5 million of net charge-offs for the same period in 2010.

Total non-interest income was $2.9 million for the fourth quarter 2011 as compared to $62.9 million for the same quarter in 2010. Included in non-interest income for the fourth quarter of 2010 were net gains on securities transactions of $60.2 million which resulted from the sale of $2.02 billion of mortgage-backed securities available-for-sale. There were no security sales during the three months ended December 31, 2011.

Total non-interest income was $113.9 million for the year ended December 31, 2011 as compared to $163.0 million for the same period in 2010. Included in non-interest income for the year ended December 31, 2011 were net gains on securities transactions of $102.5 million which resulted from the sale of $9.04 billion of securities available-for-sale. Substantially all of the proceeds from the sale of securities were used to repay borrowings as part of the Restructuring Transaction. Included in non-interest income for the year ended December 31, 2010 were net gains on securities transactions of $152.6 million which resulted from the sale of $3.92 billion of mortgage-backed securities available-for-sale.

Total non-interest expense increased $750.5 million to $820.1 million for the fourth quarter of 2011 as compared to $69.6 million for the fourth quarter of 2010. Included in total non-interest expense for the fourth quarter of 2011 was a $728.5 million loss on the extinguishment of debt completed in December 2011. The increase in total non-interest expense was also due to an $22.6 million increase in Federal deposit insurance assessments and a $8.6 million increase in other non-interest expense, partially offset by a $9.6 million decrease in compensation and employee benefits.

Compensation and employee benefit costs decreased $9.6 million, or 27.7%, to $25.2 million for the fourth quarter of 2011 as compared to $34.8 million for the same period in 2010. This decrease was primarily due to a $4.7 million decrease in expense related to our stock benefit plans due primarily to decreases in the market price of our common stock and a $4.3 million decrease in compensation costs. The decrease in compensation costs is due primarily to a decrease in incentive compensation expense for 2011. At December 31, 2011, we had 1,586 full-time equivalent employees as compared to 1,562 at December 31, 2010.

Federal deposit insurance expense increased $22.6 million, or 150.1%, to $37.6 million for the fourth quarter of 2011 from $15.0 million for the fourth quarter of 2010. This increase was due primarily to the new deposit assessment methodology adopted by the Federal Deposit Insurance Corporation that became effective on April 1, 2011 and which redefined the assessment base as average consolidated total assets minus average tangible equity. Previously, deposit insurance assessments were based on the amount of deposits.

Included in other expense for the fourth quarter of 2011 were write-downs and net losses on the sale of foreclosed real estate of $2.6 million as compared to $1.6 million for the fourth quarter of 2010. This increase was due primarily to increased activity in foreclosed real estate. We sold 43 properties during the fourth quarter of 2011 and had 134 properties in foreclosed real estate, 55 of which were under contract to sell as of December 31, 2011. For the fourth quarter of 2010, we sold 13 properties and had 127 properties in foreclosed real estate, of which 44 were under contract to sell as of December 31, 2010. Also included in other expense for the 2011 fourth quarter was a $3.9 million write-down of our Net Claim related to the SIPA liquidation of Lehman Brothers, Inc.

Total non-interest expense amounted to $2.23 billion for the year ended December 31, 2011 as compared to $266.4 million for the year ended December 31, 2010. Included in total non-interest expense for the year ended December 31, 2011 was a $1.9 billion loss on the extinguishment of debt related to the Transactions.

Compensation and employee benefit costs decreased $20.7 million, or 15.5%, to $113.1 million for 2011 as compared to $133.8 million for the same period in 2010. This decrease is primarily due to a $21.5 million decrease in expense related to our stock benefit plans primarily as a result of the decrease in the market price of our common stock and a $929,000 decrease in compensation costs. These decreases were partially offset by an increase of $984,000 increase in medical plan expense and an $872,000 increase in pension costs. The decrease in compensation costs is due to a decrease in incentive compensation expense for 2011.

For the year ended December 31, 2011 Federal deposit insurance increased $65.0 million, or 116.2%, to $121.0 million from $56.0 million for the year ended December 31, 2010.

Included in other non-interest expense for the year ended December 31, 2011 were write-downs and net losses on the sale of foreclosed real estate of $7.5 million as compared to $2.7 million for the comparable period in 2010. We sold 156 properties during the year of 2011 as compared to 71 properties for the same period in 2010.

Our efficiency ratio was 41.79% for the 2011 fourth quarter as compared to 22.10% for the 2010 fourth quarter. For the year ended December 31, 2011, our efficiency ratio was 32.68% compared with 19.68% for the year ended December 31, 2010. The efficiency ratio is calculated by dividing non-interest expense, excluding the loss from the Transactions, by the sum of net interest income and non-interest income, excluding net securities gains from the Restructuring Transaction. Our annualized ratio of non-interest expense to average total assets for the fourth quarter of 2011 was 6.62% as compared to 0.46% for the fourth quarter of 2010. Excluding the loss on the extinguishment of debt in December 2011, our annualized ratio of operating non-interest expense to average total assets was 0.71% for the quarter ended December 31, 2011. Our ratio of non-interest expense to average total assets for the year ended December 31, 2011 was 4.20% compared with 0.44% for the corresponding period in 2010. Excluding the loss on the Transactions, our ratio of operating non-interest expense to average total assets was 0.61% for the year ended December 31, 2011. Please see the attached Reconciliation of GAAP and Operating Earnings for a reconciliation of operating earnings to the Company’s earnings reported in accordance with generally accepted accounting principles and a calculation of the efficiency ratio.

Income tax benefit amounted to $274.7 million for the fourth quarter of 2011 compared with income tax expense $79.0 million for the same quarter in 2010. Income tax benefit amounted to $519.3 million for the year ended December 31, 2011 compared with income tax expense $355.2 million for the year ended December 31, 2010.

Hudson City Bancorp, Inc. maintains its corporate offices in Paramus, New Jersey. Hudson City Savings Bank, a well-established community financial institution serving its customers since 1868, is the largest thrift institution headquartered in New Jersey. Hudson City Savings Bank currently operates a total of 135 branch offices in the New York metropolitan area.

Forward-Looking Statements

This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on certain assumptions and describe future plans, strategies and expectations of Hudson City Bancorp, Inc. Such forward-looking statements may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp, Inc., the characterization of the future effects of the Transactions on balance sheet strength, capital ratios, net interest margin and earnings prospects, and Hudson City Bancorp, Inc.’s plans, objectives, expectations and intentions, and other statements contained in this release that are not historical facts. Hudson City Bancorp, Inc.’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results and performance could differ materially from those contemplated or implied by these forward-looking statements. They can be affected by inaccurate assumptions Hudson City Bancorp, Inc. might make or by known or unknown risks and uncertainties. Factors that could cause assumptions to be incorrect include, but are not limited to, changes in interest rates, general economic conditions, and legislative, regulatory and public policy changes. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. For a summary of important factors that could affect Hudson City’s forward-looking statements, please refer to Hudson City’s filings with the Securities and Exchange Commission available at www.sec.gov. Hudson City Bancorp does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.

TABLES FOLLOW

Hudson City Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition

	December 31,	December 31,
	2011	2010
(In thousands, except share and per share amounts)	(unaudited)
Assets:
Cash and due from banks	$194,029	$175,769
Federal funds sold and other overnight deposits	560,051	493,628

Total cash and cash equivalents	754,080	669,397
Securities available for sale:
Mortgage-backed securities	9,170,390	18,120,537
Investment securities	7,368	89,795
Securities held to maturity:
Mortgage-backed securities	4,115,523	5,914,372
Investment securities	539,011	3,939,006

Total securities	13,832,292	28,063,710
Loans	29,327,345	30,923,897
Net deferred loan costs	83,805	86,633
Allowance for loan losses	(273,791)	(236,574)

Net loans	29,137,359	30,773,956
Federal Home Loan Bank of New York stock	510,564	871,940
Foreclosed real estate, net	40,619	45,693
Accrued interest receivable	129,088	245,546
Banking premises and equipment, net	70,610	69,444
Goodwill	152,109	152,109
Other assets	729,164	274,238

Total Assets	45,355,885	$61,166,033

Liabilities and Shareholders’ Equity:
Deposits:
Interest-bearing	$24,903,311	$24,605,896
Noninterest-bearing	604,449	567,230

Total deposits	25,507,760	25,173,126
Repurchase agreements	6,950,000	14,800,000
Federal Home Loan Bank of New York advances	8,125,000	14,875,000

Total borrowed funds	15,075,000	29,675,000
Due to brokers	—	538,200
Accrued expenses and other liabilities	212,685	269,469

Total liabilities	40,795,445	55,655,795

Common stock, $0.01 par value, 3,200,000,000 shares authorized; 741,466,555 shares issued; 527,571,496 and 526,718,310 shares outstanding at December 31, 2011 and 2010, respectively	7,415	7,415
Additional paid-in capital	4,720,890	4,705,255
Retained earnings	1,709,821	2,642,338
Treasury stock, at cost; 213,895,059 and 214,748,245 shares at December 31, 2011 and 2010, respectively	(1,719,114)	(1,725,946)
Unallocated common stock held by the employee stock ownership plan	(198,223)	(204,230)
Accumulated other comprehensive income, net of tax	39,651	85,406

Total shareholders’ equity	4,560,440	5,510,238

Total Liabilities and Shareholders’ Equity	$45,355,885	$61,166,033

Hudson City Bancorp, Inc. and Subsidiary

Consolidated Statements of Operation

(Unaudited)

	For the Three Months		For the Years
	Ended December 31,		Ended December 31,
	2011	2010	2011	2010
	(In thousands, except per share data)
Interest and Dividend Income:
First mortgage loans	$353,989	$395,551	$1,492,989	$1,667,027
Consumer and other loans	3,723	4,471	15,740	18,409
Mortgage-backed securities held to maturity	46,680	70,795	213,211	356,023
Mortgage-backed securities available for sale	51,211	120,349	301,349	495,572
Investment securities held to maturity	7,187	35,526	100,196	179,632
Investment securities available for sale	53	1,120	940	19,112
Dividends on Federal Home Loan Bank of New York stock	7,546	14,439	38,820	46,107
Federal funds sold	2,455	985	4,392	2,614

Total interest and dividend income	472,844	643,236	2,167,637	2,784,496

Interest Expense:
Deposits	78,298	86,232	328,514	376,347
Borrowed funds	187,565	305,170	858,189	1,217,322

Total interest expense	265,863	391,402	1,186,703	1,593,669

Net interest income	206,981	251,834	980,934	1,190,827
Provision for Loan Losses	25,000	45,000	120,000	195,000

Net interest income after provision for loan losses	181,981	206,834	860,934	995,827

Non-Interest Income:
Service charges and other income	2,884	2,713	11,449	10,369
Gain on securities transactions, net	—	60,214	102,468	152,625

Total non-interest income	2,884	62,927	113,917	162,994

Non-Interest Expense:
Compensation and employee benefits	25,155	34,798	113,129	133,803
Net occupancy expense	8,664	8,143	33,830	32,689
Federal deposit insurance assessment	37,587	15,030	120,981	55,957
Loss on extinguishment of debt	728,499	—	1,900,591	—
Other expense	20,189	11,584	61,629	43,939

Total non-interest expense	820,094	69,555	2,230,160	266,388

(Loss) income before income tax (benefit) expense	(635,229)	200,206	(1,255,309)	892,433
Income Tax (Benefit) Expense	(274,693)	79,045	(519,320)	355,227

Net (loss) income	$(360,536)	$121,161	$(735,989)	$537,206

Basic (Loss) Earnings Per Share	$(0.73)	$0.25	$(1.49)	$1.09

Diluted (Loss) Earnings Per Share	$(0.73)	$0.25	$(1.49)	$1.09

Weighted Average Number of Common Shares Outstanding:
Basic	495,539,810	493,505,586	494,629,395	493,032,873
Diluted	495,539,810	494,146,907	494,629,395	494,314,390

Hudson City Bancorp, Inc. and Subsidiary

Reconciliation of GAAP and Operating Earnings

(Unaudited)

Operating earnings are not a measure of performance calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). However, we believe that operating earnings are an important indication of earnings from our core banking operations. Operating earnings typically exclude the effects of certain non-recurring or unusual transactions, such as the Transactions. We believe that our presentation of operating earnings provides useful supplemental information to both management and investors in evaluating the Company’s financial results.

Operating earnings should not be considered a substitute for net income, earnings per share or any other data prepared in accordance with GAAP. In addition, we may calculate operating earnings differently from other companies reporting data with similar names. The following is a reconciliation of the Company’s GAAP and operating earnings for the periods presented:

	For the Three Months Ended			For the Years Ended
	December 31,		March 31,	December 31,
	2011	2010	2011	2011	2010
GAAP (Loss) Earnings	$(360,536)	$121,161	$(555,664)	$(735,989)	$537,206
Adjustments to GAAP (loss) earnings:
Loss on extinguishment of debt	728,499	—	1,172,092	1,900,591	—
Net gain on securities sales related to
Restructuring Transaction (5)	—	—	(98,278)	(98,278)	—
Valuation allowance related to Lehman Brothers	3,900	—		3,900
Income tax effect	(313,252)	—	(424,479)	(737,731)	—

Operating earnings	58,611	121,161	93,671	332,493	537,206

Diluted GAAP (Loss) Earnings per Share	$(0.73)	$0.25	$(1.13)	$(1.49)	$1.09
Adjustments to GAAP (loss) earnings:
Loss on extinguishment of debt	1.47	—	2.37	3.84	—
Net gain on securities sales related to
Restructuring Transaction (5)	—	—	(0.20)	(0.20)	—
Valuation allowance related to Lehman Brothers	0.01			0.01
Income tax effect	(0.63)	—	(0.85)	(1.49)	—

Diluted operating earnings per share	$0.12	$0.25	$0.19	$0.67	$1.09

Weighted average number of common shares outstanding:
Basic	495,539,810	493,505,586	493,843,304	494,629,395	493,032,873
Diluted	495,539,810	494,146,907	494,502,987	495,036,221	494,314,390

Operating Efficiency Ratio
Total non-interest expense	$820,094	$69,555	$1,240,568	$2,230,160	$266,388
Loss on extinguishment of debt	(728,499)	—	(1,172,092)	(1,900,591)	—
Valuation allowance related to Lehman Brothers	(3,900)	—	—	(3,900)	—

Operating non-interest expense	$87,695	$69,555	$68,476	$325,669	$266,388

Net interest income	206,981	251,834	256,401	980,934	1,190,827
Total non-interest income	2,884	62,927	105,207	113,917	162,994
Net gains on securities transactions related to		—			—
Restructuring Transaction (5)	—	—	(98,278)	(98,278)

Operating non-interest income	2,884	62,927	6,929	15,639	162,994

Total operating income	$209,865	$314,761	$263,330	$996,573	$1,353,821

Operating efficiency ratio (4)	41.79%	22.10%	26.00%	32.68%	19.68%
Ratio of operating earnings to average assets (1) (2)	0.47	0.80	0.63	0.63	0.88
Ratio of operating earnings to average equity (1) (3)	4.79	8.50	6.99	6.65	9.66

(1)	Ratios are annualized.
(2)	Calculated by dividing operating earnings by average assets
(3)	Calculated by dividing operating earnings by average shareholders’ equity
(4)	Calculated by dividing operating non-interest expense by total operating income
(5)	Total net securities gains amounted to $102.5 million and $152.6 million for the years ended December 31, 2011 and 2010, respectively Total net securities gains amounted to $102.5 million for the three months ended March 31, 2011.

Hudson City Bancorp, Inc. and Subsidiary

Consolidated Average Balance Sheets

(Unaudited)

	For the Three Months Ended December 31,
	2011				2010
			Average				Average
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
	(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$29,244,286	$353,989	4.84%		$30,913,700	$395,551	5.12%
Consumer and other loans	297,289	3,723	5.01		334,216	4,471	5.35
Federal funds sold and other overnight deposits	3,435,110	2,455	0.28		1,620,716	985	0.24
Mortgage-backed securities at amortized cost	13,678,456	97,891	2.86		20,988,617	191,144	3.64
Federal Home Loan Bank stock	677,724	7,546	4.45		875,682	14,439	6.60
Investment securities, at amortized cost	894,352	7,240	3.24		4,368,329	36,646	3.36

Total interest-earning assets	48,227,217	472,844	3.92		59,101,260	643,236	4.35

Noninterest-earnings assets (4)	1,319,350				1,541,372

Total Assets	$49,546,567				$60,642,632

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$867,011	1,098	0.50		$862,473	1,407	0.65
Interest-bearing transaction accounts	1,964,963	3,742	0.76		2,283,511	4,547	0.79
Money market accounts	8,325,595	18,198	0.87		5,498,997	13,573	0.98
Time deposits	13,664,784	55,260	1.60		15,677,530	66,705	1.69

Total interest-bearing deposits	24,822,353	78,298	1.25		24,322,511	86,232	1.41

Repurchase agreements	7,530,978	85,699	4.51		14,880,978	153,458	4.09
Federal Home Loan Bank of New York advances	11,476,087	101,866	3.52		14,875,000	151,712	4.05

Total borrowed funds	19,007,065	187,565	3.92		29,755,978	305,170	4.07

Total interest-bearing liabilities	43,829,418	265,863	2.41		54,078,489	391,402	2.87

Noninterest-bearing liabilities:
Noninterest-bearing deposits	598,832				593,393
Other noninterest-bearing liabilities	228,889				268,040

Total noninterest-bearing liabilities	827,721				861,433

Total liabilities	44,657,139				54,939,922
Shareholders’ equity	4,889,428				5,702,710

Total Liabilities and Shareholders’ Equity	$49,546,567				$60,642,632

Net interest income/net interest rate spread (2)		206,981	1.51			$251,834	1.48

Net interest-earning assets/net interest margin (3)	$4,397,799		1.73%		$5,022,771		1.73%

Ratio of interest-earning assets to interest-bearing liabilities			1.10	x			1.09	x

(1)	Amount includes deferred loan costs and non-performing loans and is net of the allowance for loan losses.
(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.
(3)	Determined by dividing annualized net interest income by total average interest-earning assets.
(4)	Includes the average balance of principal receivable related to FHLMC mortgage-backed securities of $135.6 million and $218.0 million for the quarters ended December 31, 2011 and 2010, respectively.

Hudson City Bancorp, Inc. and Subsidiary

Consolidated Average Balance Sheets

(Unaudited)

	For the Years Ended December 31,
	2011				2010
			Average				Average
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
	(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$29,722,678	$1,492,989	5.02%		$31,395,378	$1,667,027	5.31%
Consumer and other loans	309,245	15,740	5.09		346,166	18,409	5.32
Federal funds sold and other overnight deposits	1,668,333	4,392	0.26		1,102,575	2,614	0.24
Mortgage-backed securities at amortized cost	16,304,890	514,560	3.16		20,557,582	851,595	4.14
Federal Home Loan Bank stock	770,314	38,820	5.04		878,672	46,107	5.25
Investment securities, at amortized cost	3,021,573	101,136	3.35		4,992,249	198,744	3.98

Total interest-earning assets	51,797,033	2,167,637	4.18		59,272,622	2,784,496	4.70

Noninterest-earnings assets (4)	1,361,057				1,560,439

Total Assets	$53,158,090				$60,833,061

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$866,029	5,071	0.59		$839,029	5,952	0.71
Interest-bearing transaction accounts	2,015,019	15,698	0.78		2,323,618	23,996	1.03
Money market accounts	7,842,413	75,506	0.96		5,217,815	54,949	1.05
Time deposits	14,140,688	232,239	1.64		16,111,567	291,450	1.81

Total interest-bearing deposits	24,864,149	328,514	1.32		24,492,029	376,347	1.54

Repurchase agreements	9,127,800	398,929	4.37		15,034,110	616,488	4.10
Federal Home Loan Bank of New York advances	13,349,342	459,260	3.44		14,875,000	600,834	4.04

Total borrowed funds	22,477,142	858,189	3.82		29,909,110	1,217,322	4.07

Total interest-bearing liabilities	47,341,291	1,186,703	2.51		54,401,139	1,593,669	2.93

Noninterest-bearing liabilities:
Noninterest-bearing deposits	583,257				588,150
Other noninterest-bearing liabilities	232,617				284,335

Total noninterest-bearing liabilities	815,874				872,485

Total liabilities	48,157,165				55,273,624
Shareholders’ equity	5,000,925				5,559,437

Total Liabilities and Shareholders’ Equity	$53,158,090				$60,833,061

Net interest income/net interest rate spread (2)		$980,934	1.67			$1,190,827	1.77

							2.1
Net interest-earning assets/net interest margin (3)	$4,455,742		1.89%		$4,871,483		2.01%

Ratio of interest-earning assets to interest-bearing liabilities			1.09	x			1.09	x

(1)	Amount includes deferred loan costs and non-performing loans and is net of the allowance for loan losses.
(2)	Determined by subtracting the weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.
(3)	Determined by dividing net interest income by total average interest-earning assets.
(4)	Includes the average balance of principal receivable related to FHLMC mortgage-backed securities of $156.4 million and $297.1 million for the years ended December 30, 2011 and 2010, respectively.

Hudson City Bancorp, Inc. and Subsidiary

Book Value Calculations

(In thousands, except share and per share amounts)	December 31, 2011
Shareholders’ equity	$4,560,440
Goodwill and other intangible assets	(155,217)

Tangible shareholders equity	$4,405,223

Book Value Share Computation:
Issued	741,466,555
Treasury shares	(213,895,059)

Shares outstanding	527,571,496
Unallocated ESOP shares	(31,752,096)
Unvested RRP shares	(6,000)
Shares in trust	(269,325)

Book value shares	495,544,075

Book value per share	$9.20

Tangible book value per share	$8.89

Hudson City Bancorp, Inc.

Other Financial Data

Securities Portfolio at December 31, 2011

	Amortized Cost	Estimated Fair Value	Unrealized Gain/(Loss)
	(Dollars in thousands)
Held to Maturity:
Mortgage-backed securities:
FHLMC	$2,132,408	$2,257,772	$125,364
FNMA	1,154,638	1,233,237	78,599
FHLMC and FNMA CMO’s	744,890	791,225	46,335
GNMA	83,587	86,189	2,602

Total mortgage-backed securities	4,115,523	4,368,423	252,900

Investment securities:
United States GSE debt	539,011	545,761	6,750

Total investment securities	539,011	545,761	6,750

Total held to maturity	$4,654,534	$4,914,184	$259,650

Available for sale:

Mortgage-backed securities:
FHLMC	$3,390,467	$3,452,156	$61,689
FNMA	4,407,970	4,468,029	60,059
FHLMC and FNMA CMO’s	81,768	83,977	2,209
GNMA	1,139,894	1,166,228	26,334

Total mortgage-backed securities	9,020,099	9,170,390	150,291

Investment securities:

Equity securities	6,767	7,368	601

Total investment securities	6,767	7,368	601

Total available for sale	$9,026,866	$9,177,758	$150,892

Hudson City Bancorp, Inc.

Other Financial Data

Loan Data at December 31, 2011:

	Non-Performing Loans			Total Loans
	Loan		Percent of	Loan		Percent of
	Balance	Number	Total Loans	Balance	Number	Total Loans
	(Dollars in thousands)
First Mortgage Loans:
One- to four- family	$903,019	2,516	3.08%	$28,075,478	67,346	95.72%
FHA/VA	97,476	377	0.33%	734,781	3,608	2.51%
PMI	11,272	37	0.04%	185,294	592	0.63%
Construction	4,344	4	0.01%	4,929	5	0.02%
Commercial	2,223	4	0.01%	39,634	86	0.14%

Total mortgage loans	1,018,334	2,938	3.47%	29,040,116	71,637	99.02%

Home equity loans	4,333	46	0.01%	266,099	7,031	0.91%
Other loans	20	3	—	21,130	2,155	0.07%

Total	$1,022,687	2,987	3.48%	$29,327,345	80,823	100.00%

•	Net charge-offs amounted to $20.0 million for the fourth quarter of 2011 and $82.8 million for the year ended December 31, 2011.

•

Updated valuations are received on or before the time a loan becomes 180 days past due. If necessary, we charge-off an amount to reduce the loan’s carrying value to the updated valuation less estimated selling costs.

•

Based on the valuation indices, house prices have declined in the New York metropolitan area, where 77.6% of our non-performing loans were located at December 31, 2011, by approximately 23% from the peak of the market in 2006 through October 2011 and by 33% nationwide during that period. From October 2010 to October 2011, the house price indices decreased by approximately 3% in the New York metropolitan area and 4% nationwide.

•

Our quantitative and qualitative analysis of the allowance for loan losses considers the results of the reappraisal process as well as the results of our foreclosed property transactions which includes a further evaluation of economic factors, such as trends in the unemployment rate, ratio analysis to evaluate the overall measurement of the allowance for loan losses, a review of delinquency ratios, house price indices, net charge-off ratios and the ratio of the allowance for loan losses to both non-performing loans and total loans.

Foreclosed real estate at December 31, 2011:

	Number	Carrying Value	Number Under Contract of Sale
		(dollars in thousands)
Foreclosed real estate	134	$40,619	55

•	During the year ended 2011, we sold 156 foreclosed properties. Write-downs and net losses on the sale of foreclosed real estate amounted to $7.5 million for the year ended December 31, 2011.

Hudson City Bancorp, Inc. and Subsidiary

Other Financial Data

(Unaudited)

	At or for the Quarter Ended
	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011	March 31, 2011	Dec. 31. 2010
	(Dollars in thousands, except per share data)
Net interest income	$206,981	$244,643	$272,909	$256,401	$251,834
Provision for loan losses	25,000	25,000	30,000	40,000	45,000
Non-interest income	2,884	3,094	2,732	105,207	62,927
Non-interest expense:
Compensation and employee benefits	25,155	27,201	29,889	30,884	34,798
Other non-interest expense	794,939	56,460	55,948	1,209,684	34,757

Total non-interest expense	820,094	83,661	85,837	1,240,568	69,555

Income (loss) before income tax (benefit) expense	(635,229)	139,076	159,804	(918,960)	200,206
Income tax (benefit) expense	(274,693)	54,873	63,796	(363,296)	79,045

Net (loss) income	$(360,536)	$84,203	$96,008	$(555,664)	$121,161

Total assets	$45,355,885	$50,850,815	$51,778,639	$52,429,066	$61,166,033
Loans, net	29,137,359	29,870,173	30,203,196	30,182,380	30,773,956
Mortgage-backed securities
Available for sale	9,170,390	9,905,741	10,484,264	10,540,674	18,120,537
Held to maturity	4,115,523	4,533,557	4,896,216	5,304,263	5,914,372
Other securities
Available for sale	7,368	7,408	7,221	7,122	89,795
Held to maturity	539,011	1,638,954	3,638,950	3,938,950	3,939,006
Deposits	25,507,760	25,421,419	25,554,601	25,461,079	25,173,126
Borrowings	15,075,000	20,225,000	21,125,000	22,025,000	29,675,000
Shareholders’ equity	4,560,440	4,979,469	4,887,959	4,728,847	5,510,238

Performance Data:
Return on average assets (1)	-2.91%	0.65%	0.74%	-3.73%	0.80%
Return on average equity (1)	-29.50%	6.80%	8.00%	-41.49%	8.50%
Net interest rate spread (1)	1.51%	1.76%	1.94%	1.50%	1.48%
Net interest margin (1)	1.73%	1.97%	2.14%	1.72%	1.73%
Non-interest expense to average assets (1) (4)	6.62%	0.65%	0.67%	8.44%	0.46%
Compensation and benefits to total revenue (5)	11.99%	10.98%	10.84%	8.54%	11.06%
Efficiency ratio (2)	41.79%	33.77%	31.14%	26.00%	22.10%
Dividend payout ratio	NM	47.06%	42.11%	NM	60.00%
Per Common Share Data:
Basic (loss) earnings per common share	$(0.73)	$0.17	$0.19	$(1.13)	$0.25
Diluted (loss) earnings per common share	$(0.73)	$0.17	$0.19	$(1.13)	$0.25
Book value per share (3)	$9.20	$10.05	$9.89	$9.58	$11.16
Tangible book value per share (3)	$8.89	$9.74	$9.58	$9.26	$10.85
Dividends per share	$0.08	$0.08	$0.08	$0.15	$0.15

Capital Ratios:
Equity to total assets (consolidated)	10.05%	9.79%	9.44%	9.02%	9.01%
Tier 1 leverage capital (Bank)	8.83%	8.77%	8.44%	8.12%	7.95%
Total risk-based capital (Bank)	20.00%	21.57%	20.27%	19.66%	23.04%

Other Data:
Full-time equivalent employees	1,586	1,580	1,577	1,569	1,562
Number of branch offices	135	135	135	135	135

Asset Quality Data:
Total non-performing loans	$1,022,687	$948,706	$914,239	$886,530	$871,259
Number of non-performing loans	2,987	2,759	2,627	2,524	2,430
Total number of loans	80,823	82,662	83,332	82,976	83,929
Total non-performing assets	$1,063,306	$989,682	$952,603	$930,541	$916,952
Non-performing loans to total loans	3.48%	3.16%	3.01%	2.92%	2.82%
Non-performing assets to total assets	2.34%	1.95%	1.84%	1.77%	1.50%
Allowance for loan losses	$273,791	$268,754	$262,306	$255,283	$236,574
Allowance for loan losses to non-performing loans	26.77%	28.33%	28.69%	28.80%	27.15%
Allowance for loan losses to total loans	0.93%	0.89%	0.86%	0.84%	0.77%
Provision for loan losses	$25,000	$25,000	$30,000	$40,000	$45,000
Net charge-offs	$19,963	$18,552	$22,977	$21,290	$24,709
Ratio of net charge-offs to average loans (1)	0.27%	0.25%	0.30%	0.28%	0.32%
Net losses (gains) on foreclosed real estate	$2,552	$2,080	$2,053	$776	$1,585

(1)	Ratios are annualized.
(2)	Computed by dividing non-interest expense by the sum of net interest income and non-interest income. For the March 31, 2011 and December 31, 2011 quarters, non-interest expense excludes the loss on debt extinguishments and non-interest income excludes securities gains from the Transactions. See the attached Reconciliation of GAAP and Operating Earnings for a calculation of the efficiency ratio.
(3)	Please see the attached Book Value Calculations for a calculation of book value per share and tangible book value per share.
(4)	Computed by dividing non-interest expense by average assets.
(5)	Computed by dividing compensation and benefits by the sum of net interest income and non-interest income
NM	- not meaningful